SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                             FORM 8-K


                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported): January 26, 1998


                     DEVON ENERGY CORPORATION
      (Exact Name of Registrant as Specified in its Charter)




     OKLAHOMA                           1-10067                  73-1474008
(State or Other Jurisdiction of (Commission File Number)     (I.R.S. Employer
Incorporation or Organization)                           Identification Number)


   20 NORTH BROADWAY, SUITE 1500, OKLAHOMA CITY, OK      73102
       (Address of Principal Executive Offices)        (Zip Code)


  Registrant's telephone number, including area code:     (405) 235-3611








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Item 5.  Other Events

1998 Estimates

     The forward-looking statements provided in this discussion are based on Devon Energy Corporation's ("Devon") management's examination of historical operating trends, the December 31, 1997 reserve reports of independent petroleum engineers, data in Devon's files and other data available from third parties. Devon cautions that its future oil, gas and natural gas liquids ("NGL") production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation for or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. Also, the financial results for Devon's Canadian operations are subject to currency exchange rate risks. Additional risks are discussed below in the context of line items most affected by such risks.

     Specific Assumptions and Risks Related to Price and Production Estimates Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and world-wide economic growth, weather and other substantially variable factors. These factors are beyond Devon s control and are difficult to predict. Over 90% of Devon s revenues are attributable to sales of these three commodities. In addition to lowering revenues, low product prices can result in reductions to the carrying value of Devon's oil and gas properties in accordance with the full cost method of accounting. Consequently, Devon's financial results and resources are highly influenced by this price volatility.

     Estimates for Devon s future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. Although Devon's management believes these assumptions to be reasonable, there can be no assurance of such stability.

     Certain  of Devon s  individual oil  and gas  properties are sufficiently significant as to have a material impact on the company's overall financial results. With respect to oil production, these properties include the West Red Lake Field and the Grayburg-Jackson Unit, both in southeast New Mexico. Devon's interest in the Northeast Blanco Unit ("NEBU") and the 32-9 Unit can have a substantive effect on overall gas production.

     The production, transportation and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for Devon's oil, natural gas and NGLs

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for 1998 will be  substantially similar to those of  1997, unless otherwise noted. Given the general limitations expressed herein, Devon's forward-looking statements for 1998 are set forth below.

     Oil Production and Relative Prices Devon expects its oil production in 1998 to total between 6.3 million barrels and 7.3 million barrels. Devon expects its net oil prices will average from between $0.20 to $0.45 above West Texas Intermediate posted prices in 1998.

     Gas Production and Relative Prices Devon expects its total gas production in 1998 will be between 67.0 billion cubic feet ("Bcf") and 78.5 Bcf. It is expected that coal seam gas production will be 19.0 Bcf to 22.2 Bcf. Canadian production in 1998 is estimated to be between 6.8 Bcf and 8.0 Bcf. Devon expects production from the remainder of its gas properties to total between 41.2 Bcf and 48.3 Bcf.

     Devon expects its 1998 coal seam average price will be between $0.25 and $0.55 less than Texas Gulf Coast spot averages. This includes an expected $0.40 to $0.45 per thousand cubic feet ("Mcf") from the 1995 transaction covering substantially all of Devon's San Juan Basin coal seam gas properties ("the San Juan Basin Transaction"). Devon's Canadian gas production is expected to average from between $0.80 to $1.05 less than Texas Gulf Coast spot prices. (These Canadian differentials are expressed in U.S. dollars, using the year-end 1997 exchange rate of $0.70 U.S. dollar to $1.00 Canadian dollar.) Devon's remaining gas production is expected to average $0.05 to $0.25 less than Texas Gulf Coast spot prices during 1998.

     Devon has made firm commitments to sell approximately 12,700 Mcf per day of its coal seam gas production throughout 1998 at a fixed price of approximately $1.45 per Mcf (excluding the expected $0.40 to $0.45 per Mcf benefit from the San Juan Basin Transaction). The effect of these fixed price commitments has been included in the expected differential for coal seam gas discussed in the above paragraph. Devon has also made other commitments to sell certain quantities of its 1998 domestic conventional and Canadian gas production at fixed prices. However, such commitments to date are not expected to have a material effect on Devon's 1998 gas price differentials due to the limited quantities of gas per day involved.

     NGL Production Devon expects its production of NGLs in 1998 to total between 1.3 million barrels and 1.5 million barrels.

     Production and Operating Expenses Devon s production and operating expenses vary in response to several factors. Among the most significant of these factors are additions or deletions to the company s property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of the company s properties and the amount of
repair   and  workover   activity   required  on   the  company s
properties.

     Oil,  gas  and  NGL prices  will  have  a  direct effect  on
production taxes to  be incurred  in 1998.   Future prices  could

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also have  an effect  on whether  proposed workover projects  are economically feasible. These factors coupled with the uncertainty of future oil, gas and NGL prices, increase the margin of error inherent in estimating future production and operating costs. Given these uncertainties, Devon estimates that 1998's total production and operating costs will be between $78.0 million and $90.5 million.

     Depreciation, Depletion and Amortization ("DD&A") The 1998 DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that could be added from drilling or acquisition efforts in 1998 compared to the costs incurred for such efforts, and the revisions to Devon's year-end 1997 reserve estimates which will be made during 1998.

     The DD&A rate as of the beginning of 1998 was $4.08 per Boe. Assuming a 1998 rate of between $4.10 per Boe and $4.45 per Boe, 1998's DD&A expense (including approximately $3.2 million of non-oil and gas property related DD&A) is expected to be $88 million to $96 million.

     General and Administrative Expenses ("G&A") Devon s G&A includes the costs of many different goods and services used in support of its business. These goods and services are subject to general price level increases or decreases. In addition, Devon s G&A expenses vary with its level of activity and the related staffing needs as well as with the amount of professional services required during any given period. Should Devon's anticipated needs or the prices of the required goods and services differ significantly from expectations, actual G&A expenses could vary materially from the estimate. Given these limitations, G&A expenses are expected to be between $13 million and $15 million in 1998.

     Interest Expense Devon s management expects to fund substantially all of its anticipated expenditures during 1998 with working capital and internally generated cash flow. Should Devon s actual capital expenditures or internally generated cash flow vary significantly from expectations, interest expense could differ materially from the following estimate. Given this limitation, interest expense is expected to be less than $1 million in 1998.

     Distributions on 6.5% Trust Convertible Preferred Securities ("TCP Securities") TCP Securities are convertible into common shares of Devon at the option of the holder. Should any of the holders of the TCP Securities elect to convert during 1998, it would reduce the amount of required distributions. Assuming all $149.5 million of TCP Securities are outstanding for the entire year, Devon will make $9.7 million of distributions in 1998.

     Income Taxes Devon expects its financial income tax rate in 1998 to be between 34% and 38%. Regardless of the level of pre-tax earnings reported for financial purposes, Devon will have a minimum of approximately $2.0 million of financial income tax expense due to various aspects of a 1994 acquisition of Alta Energy Corporation, the San Juan Basin Transaction and the 1996 acquisition of the North American onshore oil and gas exploration

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and production properties and business of Kerr-McGee Corporation.
Therefore, if the actual amount  of 1998 pre-tax earnings differs
materially   from  what  Devon   currently  expects,  the  actual
financial  income tax  rate for  1998 could  fall outside  of the
expected  rate  of  34%  to 38%.    Also,  based  on its  current
expectations of 1998 taxable income, Devon anticipates its current portion of 1998 income taxes will be between $12 million
and  $17 million.    However, revenue  and earnings  fluctuations
could easily make these tax estimates obsolete.

     Capital Expenditures Devon s capital expenditures budget is based on an expected range of future oil, natural gas and NGL prices as well as the expected costs of the capital additions. Should Devon's price expectations for its future production change significantly, the company may accelerate or defer some projects. Thus, Devon would increase or decrease total 1998 capital expenditures. In addition, if the actual cost of the budgeted items varies significantly from the amount anticipated, actual capital expenditures could vary materially from Devon s estimate.

     Though Devon has completed several major property transactions in recent years, these transactions are opportunity driven. Thus, Devon does not "budget", nor can it reasonably predict, the timing or size of such possible acquisitions, if any.

     Given these limitations, Devon expects its 1998 capital expenditures for drilling and development efforts to total between $140 million and $160 million, including $8 million to $12 million in Canada. (Canadian amounts are expressed in U.S. dollars, using the year-end 1996 exchange rate of $0.70 U.S. dollar to $1.00 Canadian dollar.) Devon expects to spend $45 million to $60 million in 1998 for drilling, facilities and waterflood costs related to reserves classified as proved as of year-end 1997. Devon also plans to spend another $60 million to $70 million on new, higher risk/reward projects.

     Other Cash Uses Devon's management expects the policy of paying a quarterly dividend to continue. With the current $0.05 per share quarterly dividend rate and 32.3 million shares of
common  stock  outstanding,   1998  dividends  are   expected  to
approximate $6.5 million.

     Capital Resources and Liquidity Devon's estimated future drilling and development activities are expected to be funded through a combination of working capital and net cash provided by operations. The amount of net cash to be provided by operating activities in 1998 is uncertain due to the factors affecting revenues and expenses cited above. However, Devon considers its capital resources to be more than adequate to fund its anticipated capital expenditures.


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     Based on  the expected level of  1998's capital expenditures and net cash provided by operations, Devon does not expect to rely on its credit lines to fund a material portion of its
capital expenditures.   However,  if significant  acquisitions or
other unplanned capital requirements arise during the year, Devon
could  utilize its  credit lines.   The  unused portion  of these
credit lines at the end of 1997 consisted of $208 million of long-term credit facilities, and a $12.5 million (Canadian dollars) demand facility for Devon's Canadian operations. If so desired, Devon believes that its lenders would increase its credit lines to at least $450 million to $500 million. However, Devon does not desire nor anticipate a need to increase its credit lines above their current levels.


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                            SIGNATURES


     Pursuant to the requirements  of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                              Devon Energy Corporation



                              By:  /s/ Danny J. Heatly

                                        Danny J. Heatly
                                        Controller


Date:     January 26, 1998


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